Exhibit 99.1


RELEASE DATE: OCTOBER 30, 2002
                                                   CONTACT: PETER J. ROGERS, JR.
                                              VICE PRESIDENT, INVESTOR RELATIONS
                                                 443-285-8059 PROGERS@MICROS.COM


  MICROS REPORTS FISCAL 2003 FIRST QUARTER RESULTS REVENUE, NET INCOME AND EPS
                               MEET EXPECTATIONS


COLUMBIA, MARYLAND.... MICROS Systems, Inc. (Nasdaq:MCRS), a leading supplier of information systems to the hospitality industry, today announced the results for its fiscal 2003 first quarter ended September 30, 2002. Revenue for the quarter was $86.5 million, an increase of $3.0 million, or 3.6%, over the same period last year. Net income for the quarter was $2.7 million, an increase of $1.8 million, or 206.6%, over the year ago net income of $0.9 million. Earnings per share, on a diluted basis, were $0.15, an increase of $0.10 over the year ago earnings of $0.05 per diluted share. Revenue, net income and earnings per share results met consensus expectations.


In the first quarter of fiscal 2003, MICROS adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." Under this Statement, the Company did not record goodwill amortization expense for the 2003 first fiscal quarter. For comparison purposes, in the first quarter of fiscal 2002, the effect of goodwill amortization was $0.06 per share on a diluted basis.


Tom Giannopoulos, MICROS's Chairman and CEO, stated: "We are pleased with the start of our new fiscal year as we achieved our first quarter financial targets. While we are challenged by the uncertainties of the hospitality industry, we continue to steadily improve our operations to strengthen our leadership position."


MICROS's management guidance for the second fiscal quarter of 2003 ending December 31, 2002 is for revenue between $90.0 million and $94.0 million and net income between $4.0 million and $5.0 million.


MICROS's stock is traded through NASDAQ under the symbol MCRS. Some of the statements contained herein not based on historic facts are forward-looking statements that involve risks and uncertainties. Some of those uncertainties are: product demand and market acceptance; adverse economic factors; impact of competitive products and pricing on margins; product development delays and technological difficulties; and aggressively controlling expenses. Other risks are indicated in the MICROS Form 10-K and other filings with the Securities and Exchange Commission. MICROS assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.






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                              MICROS SYSTEMS, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
              (UNAUDITED - IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                            First Quarter Ended September 30,

                                                                          2002           2001
                                                                          ----           ----
Revenue:
  Hardware and software                                                $43,160        $42,698
  Service                                                               43,351         40,813
                                                                        ------         ------
Total revenue                                                           86,511         83,511
                                                                        ------         ------

Cost of sales:
  Hardware and software                                                 25,276         24,346
  Service                                                               19,822         19,097
                                                                        ------         ------
Total cost of sales                                                     45,098         43,443
                                                                        ------         ------

Gross margin                                                            41,413         40,068
                                                                        ------         ------

Selling, general and administrative expenses                            29,444         28,680
Research and development expenses                                        4,887          4,826
Depreciation and amortization                                            2,046          3,755
                                                                         -----          -----
Total operating expenses                                                36,377         37,261
                                                                        ------         ------

Income from operations                                                   5,036          2,807

Non-operating expense, net                                               (624)        (1,139)
                                                                         -----        -------

Income before taxes, minority interests, and equity in net
  earnings of affiliates                                                 4,412          1,668

Income tax provision                                                     1,677            667
                                                                         -----            ---

Income before minority interests and equity in net earnings of
  affiliates                                                             2,735          1,001
Minority interests and equity in net earnings of affiliates               (40)          (122)
                                                                          ----          -----

Net income                                                              $2,695           $879
                                                                        ------           ----

Net income per common share:
  Basic                                                                  $0.15          $0.05
                                                                         -----          -----
  Diluted                                                                $0.15          $0.05
                                                                         -----          -----

Weighted-average number of shares outstanding:
  Basic                                                                 17,474         17,492
  Diluted                                                               17,807         17,722

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